Consent of Independent Registered Public Accounting Firm

The Board of Directors

Marina Biotech, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-108845, 333-148771, 333-164326, 333-168447, 333-169254, 333-169882, 333-172819 and 333-175769) on Form S-3 and (Nos. 333-46214, 333-49514, 333-92222, 333-118206, 333-126905, 333-135724, 333-146183, 333-153594, 333-170071, and 333-175793) on Form S-8 of Marina Biotech, Inc. of our report dated October 10, 2012, with respect to the consolidated balance sheets of Marina Biotech, Inc. and subsidiaries as of December 31, 2010 and 2011, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Marina Biotech, Inc. Our report dated October 10, 2012 contains an explanatory paragraph that states that the Company has ceased substantially all day-to-day operations, including most research and development activities, has incurred recurring losses, has a working capital and accumulated deficit, and has had recurring negative cash flows from operations, that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Seattle, WA

October 10, 2012